Exhibit 99.1

Tenet Healthcare Finalizes Previously Disclosed Agreement to

Resolve Clinica de la Mama Investigation and Litigation

DALLAS – October 3, 2016 – Tenet Healthcare Corporation (NYSE: THC) today announced that it has finalized its previously disclosed agreement in principle with the U.S. government to resolve the Clinica de la Mama criminal investigation and civil litigation, which involved referral source arrangements at three of Tenet’s former hospitals and one current hospital. The settlement was reached with the U.S. Department of Justice (DOJ), the U.S. Attorneys’ Offices for the Northern and Middle Districts of Georgia, and the State Attorneys General for Georgia and South Carolina.

Trevor Fetter, chairman and chief executive officer, stated, “The conduct in this matter was unacceptable and failed to live up to our high expectations for integrity. The relationships between the four hospitals and Clinica de la Mama violated the explicit requirements of our compliance program and were inconsistent with the strong culture of compliance we’ve worked hard to establish at Tenet. We take seriously our responsibility to operate our business in accordance with the highest ethical standards, every day and in every interaction.”

As part of Tenet’s commitment to strengthen safeguards and continually improve its compliance program, the company has amended and expanded existing policies related to referral source arrangements, including limiting the services that the company’s facilities purchase from referral sources. Tenet also is implementing more rigorous standards in its vendor selection process, sharpening its audit and oversight activities, and instituting enhanced training for employees on referral source policy changes.

Terms of the Settlement

As previously disclosed on August 1, 2016, Tenet will make settlement payments of approximately $514 million and pay approximately $3 million of related fees and expenses. Tenet expects to make these payments during the fourth quarter using available liquidity, including cash and borrowings under the company’s revolving credit facility.

The settlement also includes the execution of a three-year non-prosecution agreement (NPA) with the DOJ. As part of the NPA, Tenet and the DOJ will select a compliance monitor for a period of three years to oversee Tenet’s compliance with the Federal Anti-Kickback Statute and Stark laws relating to referral source arrangements. In addition, two wholly-owned subsidiaries that previously operated Atlanta Medical Center and North Fulton Hospital in Georgia will plead guilty to a single count of conspiracy to violate the Federal Anti-Kickback Statute and defraud the United States. Tenet completed the divestiture of both facilities on March 31, 2016, and the subsidiaries currently have no operating assets.

The final resolution is subject to court acceptance of the plea agreements. Copies of the resolution documents will be filed in a Form 8-K with the Securities and Exchange Commission.

About Tenet Healthcare

Tenet Healthcare Corporation is a diversified healthcare services company with 130,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the company operates 79 general acute care hospitals, 20 short-stay surgical hospitals and over 470 outpatient centers in the United States, as well as nine facilities in the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Corporate Communications Charles Nicolas 469-893-2640 mediarelations@tenethealth.com	Investor Relations Brendan Strong 469-893-6992 investorrelations@tenethealth.com

This release contains “forward-looking statements” – that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2015 and other filings with the Securities and Exchange Commission. Among other things, these factors include adverse regulatory developments, government investigations or litigation, including our continued and future compliance with the terms and provisions of the NPA and other agreements and undertakings relating to the resolution of the Clinica de la Mama civil litigation and criminal investigation. The failure to comply with the terms of the resolution documents could subject us to criminal prosecution and other material sanctions and penalties. The settlement and resolution of the Clinica de la Mama matters is subject to court acceptance of the plea agreements. Although the Company believes such acceptance will be obtained, there can be no assurance that court acceptance will be received. If court acceptance is not obtained, or if the terms of the final resolution are materially different than the resolution to which we have agreed, the eventual loss related to these matters could materially exceed the amount reserved and could have a material adverse effect on our business, financial condition, results of operations or cash flows.

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